Exhibit 4.1

6% SUBORDINATED DEBENTURE

$ 500,000	March 31, 2008

THIS DEBENTURE HAS BEEN ISSUED PURSUANT TO A NONPUBLIC OFFERING AND
ACCORDINGLY, IN CONFORMITY WITH THE PRIVATE OFFERING EXEMPTIONS UNDER SECTION
4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS DEBENTURE HAS NOT BEEN
REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE HOLDER OF THIS
DEBENTURE HAS REPRESENTED THAT IT HAS ACQUIRED THIS DEBENTURE FOR INVESTMENT
AND NOT WITH ANY PRESENT INTENTION OF DISTRIBUTION.

FOR VALUE RECEIVED, the undersigned, Deep Down, Inc., a Nevada corporation (herein called the "Payor"), hereby promises to pay to Charter Capital Holdings, LP (the "Payee"), in lawful money of the United States of America ,on or before three (3) years from and after the date hereof, the principal sum of Five Hundred Thousand Dollars ($500,000) together with interest at the rate of six (6%) percent per annum on the unpaid balance from the date hereof until paid, computed on the basis of a 365-day year. interest only on the principal sum shall be payable in annual installments on the first and second anniversary hereof, with all such principal and accrued interest due and payable on March 31, 2011.

This Debenture is issued in exchange for and cancellation of the Series E Exchangeable Preferred Stock of the Payor pursuant to the terms thereof.

1.             Place of Payment. Payments of both principal and interest are to be made at P.O. Box 270568, Houston, Texas 77277-0568, or such other place as the Payor hereof shall designate to the Payee, in lawful money of the United States of America.

2.             Restrictions on Transfer. Neither this Debenture nor any interest herein may be sold, assigned, transferred, or pledged, except with the express written consent of the Payor.

3.             Registered Debenture. Subject to the provisions of Section 2 hereof, upon surrender of this Debenture for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed by the registered Payee hereof or such Payee's attorney duly authorized in writing, a new Debenture for a like principal amount will be issued to and registered in the name of the transferee. Prior to due presentment for registration of transfer, the Payor may treat the person in whose name this Debenture is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Payor shall not be affected by any notice to the contrary.

4.             Subordination. Payee by acceptance of this Debenture agrees that the indebtedness evidenced by this Debenture, and any renewals or extensions thereof, shall at all times and in all respects be subordinate and junior in right of payment to any and all direct or indirect liability or indebtedness of the Payor, its subsidiaries, parents and affiliates, whether now existing or created in the future, whether liquidated, unliquidated, contingent, presently known or unknown. The indebtedness described in the preceding sentence is hereinafter sometimes referred to as "Senior Indebtedness".

Prior to the date on which all Senior Indebtedness is repaid, if an event of default is then existing and continuing on any of the Senior Indebtedness, no payment either of principal or interest

(notwithstanding the expressed maturity or any time for the payment of principal of or interest on this Debenture) shall he made on this Debenture, and the Payee or any legal holder of this Debenture will take no steps, whether by suit or otherwise, to compel or enforce the collection of this Debenture, nor will the Payee or legal holder use this Debenture by way of counterclaim, setoff, recoupment or otherwise so as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the holder to the Pa3./or, whether now existing or hereafter arising and howsoever evidenced.

5.            Default. If the Payor shall file a voluntary petition in bankruptcy or shall file any petition or answer seeking for itself any arrangement, composition, readjustment, or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Payor in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee or receiver, on all or any part of the properties of the Payor, or if a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Payor to be bankrupt or insolvent under the federal bankruptcy laws or any applicable law of the United States of American or any state law, or appointing a receiver or trustee or assignee in bankruptcy or insolvency of the Payor or its properties, and such decree or order shall have continued undischarged or unstayed for a period of sixty (60) days, or if the Payor shall make an assignment for the benefit of creditors, or if the Payor shall fail to pay this Debenture or any installment when due, then in any such event the holder of this Debenture shall have the option to declare this Debenture due and payable, whereupon the entire unpaid principal balance of this Debenture and all interest accrued thereon shall thereupon at once mature and become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Payor. The Payee must give Payor 30 days prior written notice of his intent to accelerate the maturity hereof, during which period the Payor has the right to cure the default.

6.            Usury. It is the intention of the parties hereto to comply with applicable usury laws (now or hereafter enacted); accordingly, notwithstanding any provision to the contrary in this Debenture, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Debenture or such documents require the payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If any such excess of interest is contracted for, charged, taken, reserved or received under this Debenture or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this Debenture is accelerated in whole or in part, or in the event that all or part of the principal or interest of this Debenture shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged, taken, reserved or received under this Debenture or under any of the instruments securing payment hereof or otherwise relating hereto, on the amount of principal actually outstanding from time to time under this Debenture shall exceed the maximum amount of interest permitted by applicable usury laws, now or hereafter enacted, then in any such event (i) the provisions of this paragraph shall govern and control, (ii) any such excess which may have been collected at final maturity of said indebtedness either shall be applied as a credit against the then unpaid principal amount hereof or refunded to the Payor at the Payee's option, and (iii) upon such final maturity, the effective rate of interest shall be automatically reduced to the maximum lawful rate allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, taken, reserved or received under this Debenture or under such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate, shall be made, to the extent permitted by law, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan evidenced hereby, all interest at any time contracted for, charged, taken, reserved or received from the Payor or otherwise by the Payee in connection with such indebtedness.

Unless changed in accordance with law, the applicable method of calculating the usury ceiling rate under Texas law shall he the indicated (weekly) ceiling rate in effect and applicable to the loan evidenced by this Dehenture, as provided in Tex. Rev. Civ. Stat. Ann, Art. 50694.04, as amended; provided, that the Payor may also rely on alternate maximum rates of interest under the applicable laws if they are higher. All past due principal and interest on this Debenture, whether due as the result of acceleration of maturity or otherwise, shall bear interest at the lesser of (i) six (6%) per annum or (ii) the maximum lawful rate of interest permitted by applicable state law, if any, to be charged to and paid by the Payor from the date the payment thereof shall have become due until the same have been fully discharged by payment.

7.            Prepayments. The principal of, and interest on, this Debenture is subject to prepayment at the option of the Payor, without premium or penalty.

8.            Governing Law, This Debenture is to be governed by and construed in accordance with the laws of the State of Texas.

Deep Down, Inc.

By:  /s/ Ronald E. Smith
Ronald E. Smith
President and Chief Executive Officer